American Financial Group Announces Second Quarter Results

Cincinnati, Ohio – August 2, 2001 - American Financial Group, Inc. (NYSE: AFG) today reported net earnings from its insurance businesses of $23.9 million ($.35 per share) for the second quarter of 2001. The underwriting results of the property and casualty insurance (“P&C”) operations were on par with the 2001 first quarter and improved somewhat over the 2000 second quarter. Net earnings for the second quarter of 2001 were $6.3 million ($.09 per share) which includes investee losses of $2.3 million and net realized losses of $15.3 million.

AFG ended the 2001 second quarter with shareholders’ equity of $1.6 billion, book value per share of $22.97 and cash and investments totaling $11.6 billion.

Business Segment Results

Net written premiums of the P&C Group for the 2001 second quarter were 5.5% below the 2000 period. Solid premium growth in the Specialty Group was offset by a decline in the Personal Group. The GAAP combined ratio improved about a point to 105.9% for the 2001 second quarter compared with the same period a year ago. The underwriting results for the 2001 quarter included losses from catastrophes of about $8 million, or 1.2 points, compared with just under $5 million, or .8 points, in the same period a year ago.

The Specialty Group’s writings increased 17% in the second quarter of 2001 over the same period a year ago, reflecting growth in volume and the effect of significant rate increases implemented during the first half of this year. The Group’s combined ratio was 101.3%, an improvement of 3.4% over the 2000 period. Specialty operations, excluding the California workers’ compensation business, reported a combined ratio of 99.7%.

The Personal Group’s writings for the second quarter of 2001 declined nearly 28% from the 2000 period due partly to a quota share agreement, effective April 1, 2001, which cedes 80% of the physical damage exposures written by three of the Group’s insurance subsidiaries. Adjusting for the effect of this agreement, the Group’s net written premiums declined approximately 11%, reflecting lower business volume coupled with the impact of significant rate increases achieved over the past year. Through the first half of 2001, the Group has implemented rate increases of 9%. These rate actions are expected to continue to moderate premium growth in the private passenger auto insurance business for the remainder of the year. The combined ratio increased to 111.1% for the 2001 quarter from 108.4% for the 2000 second quarter. Storm losses, principally from Hurricane Allison and Midwest hailstorms, contributed to this deterioration.

Carl H. Lindner III, AFG Co-President and head of the P&C Group commented: “I am very pleased with the improved operating performance of our Specialty Group. Similar to the first quarter, most of our specialty operations achieved an underwriting profit. We are very encouraged by the continuing improvement in our California workers’ compensation results and our ability to achieve significant rate increases in that business. Through the first six months of this year, rate increases in our California workers’ compensation business have been in excess of 35% and averaged about 15% in our other specialty operations. We expect these levels to continue for the remainder of 2001. We are continuing to make adjustments in those lines of business that have not yet achieved our underwriting targets.”

Mr. Lindner continued, “Excluding catastrophe losses, we have seen some improvement in the underwriting results of our private passenger auto business over last year’s fourth quarter results; however, the improvement has not been as great as expected. During the second quarter, we entered into quota share reinsurance agreements for part of this business in order to reallocate some capital to our more profitable specialty operations. We will continue to take all rate actions necessary to restore underwriting profitability in our Personal Group and expect increases to be at least 15% for 2001. As we have indicated in the past, we are prepared to continue to sacrifice volume to achieve appropriate underwriting results.”

Excluding special litigation charges recorded in the 2000 second quarter, the operating earnings contribution of AFG’s annuity, life and health insurance operations increased about 10% over the 2000 period. Statutory premiums for the 2001 second quarter were about the same as the 2000 period due to a significant decrease in sales of variable annuities, consistent with an industry wide trend. Premiums from all other product lines were up 26% in the 2001 second quarter compared to the 2000 period.

Six Month Results

AFG’s net earnings from insurance businesses for the first half of 2001 were $45.7 million ($.67 per share). Net earnings for this 2001 period were $19.4 million ($.28 per share) which included investee losses of $5.7 million and net realized losses of $20.6 million.

The combined ratio of AFG’s P&C Group for the first six months of 2001 was 105.7% compared to 105.5% in the 2000 period. Written premiums for the 2001 period increased about 7% over the 2000 period, after adjusting for the effects of the sale of the Japanese Division and the reinsurance agreements mentioned earlier.

Asbestos and Environmental Reserve Study

Industry wide, estimating an insurer’s ultimate liability for asbestos claims has become increasingly uncertain due to inconsistent court decisions, recent bankruptcy filings, novel theories of coverage and judicial interpretations that often expand theories of recovery and broaden the scope of coverage. The casualty insurance industry as a whole is engaged in extensive litigation over these coverage and liability issues as the volume and severity of claims against asbestos defendants continue to increase. The P&C Group has established reserves for asbestos claims, as previously reported. During the second quarter, the Group has experienced an increase in the number and severity of these claims, which claims carry with them a likelihood for higher than expected claim payments and settlement costs. While management presently does not have sufficient information to accurately quantify the level or range of any additional exposure, the additional costs of adjudicating or settling pending and future claims may materially exceed amounts currently established and may be material to the period in which they are recorded. Accordingly, the P&C Group is undertaking to perform a current review for asbestos and environmental exposures. Any resulting strengthening will be recorded upon completion of the review which is expected to take several months. At June 30, 2001, the P&C Group had recorded $430 million (before reinsurance recoverables of $83 million) for various liability coverages related to environmental, asbestos and other mass tort claims.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in private passenger automobile and specialty property and casualty insurance businesses and in the sale of retirement annuities, life, supplemental health and long-term care insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward- looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, levels of catastrophes and other major losses, the actual amount of liabilities associated with certain environmental and asbestos-related insurance claims, adequacy of loss reserves, availability of reinsurance, competitive pressures, including the ability to obtain rate increases, driving patterns and other changes in market conditions that could affect AFG’s insurance operations.

Conference Call

The company will hold a conference call to discuss 2001 second quarter results at 11:00 a.m. (ET) today. Toll-free telephone access will be available by dialing 1-800-289-0437. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available after 2:00 p.m. (ET) today by dialing 1-888-203-1112 and providing the confirmation code 642153. The conference call will also be broadcast over the internet. To listen to the call via the internet, go to AFG’s website, www.amfnl.com, and follow the instructions at the Webcast link.

Contact:	Anne N. Watson Vice President-Investor Relations (513) 579-6652	Web Sites:	www.amfnl.com www.greatamericaninsurance.com

This earnings release and additional Financial Supplements are available at AFG's web site: www.amfnl.com.

-o0o-
(Financial summaries follow)

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

                 AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
                               SUMMARY OF EARNINGS
                      (In Millions, Except Per Share Data)

                                       Three months ended   Six months ended
                                            June 30,             June 30,
                                       -------------------  -------------------
                                         2001       2000     2001        2000
                                       --------   --------  --------   --------

Operating revenues                     $1,019.7   $938.1    $2,000.4   $1,823.6
Costs and expenses                        985.8    940.1     1,929.7    1,766.1
                                       ---------  -------   ---------  ---------
                                           33.9     (2.0)       70.7       57.5
Related income tax expense (benefit)       10.0     (2.5)       25.0       18.7
                                       ---------  -------   ---------  ---------
Earnings from insurance businesses         23.9       .5*       45.7       38.8*

Net earnings (losses) from investee
  corporations                             (2.3)     2.0        (5.7)       9.0
Realized investment gains (losses),
  net of taxes                            (15.3)    13.8       (20.6)      13.2
                                       ---------  -------   ---------  ---------
Net earnings                           $    6.3   $ 16.3    $   19.4   $   61.0
                                       =========  =======   =========  =========
Diluted earnings (loss)
  per Common Share:
    Insurance businesses               $     .35  $   .01*  $     .67  $    .66*
    Investee corporations                   (.03)     .03        (.08)      .15
    Realized investment gains (losses)      (.23)     .24        (.31)      .23
                                       ---------  -------   ---------  --------
    Net earnings                       $     .09  $   .28   $     .28  $   1.04
                                       =========  =======   =========  ========

Average number of Diluted Shares            68.5     58.9       68.2       58.7

    * Includes special litigation charges of $23.3 million, $.39 per share.

                           Supplemental Earnings Data
                                  (In Millions)

                                     Three months ended     Six months ended
                                         June 30,                 June 30,
                                     -------------------   --------------------
                                      2001        2000        2001       2000
                                     -------    -------    --------   ---------
Property and Casualty Insurance
  Operations

Net premiums earned                  $679.6     $623.8     $1,324.3    $1,195.9
                                     ======     ======     ========    ========

Underwriting profit (loss)           $(39.7)    $(42.4)    $  (76.2)   $  (66.3)
Investment income                      89.1       86.8        176.2       173.1
Other income (expense), net            (3.2)      (7.3)         (.4)        (.1)
                                     ------     ------     --------    --------
P & C operating earnings             $ 46.2     $ 37.1     $   99.6    $  106.7
                                     ------     ------     --------    --------
Annuities, Life & Health operating
  earnings                           $ 26.2     $ (5.7)    $   51.1    $   17.9

Interest expense of Parent
  Holding Companies                  $(10.5)    $(10.4)    $  (21.0)   $  (20.0)

                      AMERICAN FINANCIAL GROUP, INC.
                   PROPERTY AND CASUALTY INSURANCE OPERATIONS
                    UNDERWRITING RESULTS BY BUSINESS SEGMENT
                                  (In Millions)

                                        Three months ended     Six months ended
                                             June 30,               June 30,
                                       -------------------   -------------------
                                          2001      2000        2001      2000
                                       --------   --------   ----------  -------
Property and Casualty Insurance
  Operations:

    Net premiums written                 $  646   $  684       $1,373(a) $1,331
                                         ------   ------       ------    ------
    Ratios (GAAP):
    Loss & LAE ratio                       77.5%    77.5%        77.2%     75.3%
    Expense ratio                          28.2%    29.1%        28.3%     30.0%
    Policyholder dividend ratio              .2%      .2%          .2%       .2%
                                         ------   ------       ------    ------
    Combined Ratio(b)                     105.9%   106.8%       105.7%    105.5%
                                         ======   ======       ======    ======

Business Segment Data:

     Personal:

       Net premiums written               $  252   $  348      $  622    $  698
                                          ======   ======      ======    ======

       Ratios (GAAP):
         Loss & LAE ratio                   85.5%    82.7%       83.9%     80.7%
         Expense ratio                      25.6%    25.7%       25.9%     25.3%
                                          ------   ------       ------    ------
         Combined Ratio                    111.1%   108.4%      109.8%    106.0%
                                          ======   ======       =====     =====

      Specialty:

        Net premiums written              $  394   $  335      $  751(a) $  633
                                          ======   ======      ======    ======

        Ratios (GAAP):
          Loss & LAE ratio                  70.5%    71.8%       69.9%     69.0%
          Expense ratio                     30.4%    32.5%       30.7%     34.9%
          Policyholder dividend ratio         .4%      .4%         .4%       .3%
                                          ------   ------       ------    ------
          Combined Ratio                   101.3%   104.7%      101.0%    104.2%
                                          ======   ======       =====     =====

(a)  Excludes  the  effect of the  reversal  of about $30  million  of  unearned premiums  relating to the Japanese Division sale in the 2001 first quarter.
(b)  Includes discontinued lines.